Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports First Quarter 2015 Financial Results

AUC Grows 22% Year Over Year to More Than $1 Trillion

AUM Grows 19% Year Over Year

SUNNYVALE, Calif. – May 6, 2015 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its first quarter ended March 31, 2015.

Financial results for the first quarter of 2015 compared to the first quarter of 2014:ii

•	Revenue increased 14% to $74.9 million for the first quarter of 2015 from $65.9 million for the first quarter of 2014.

•	Professional management revenue increased 17% to $66.6 million for the first quarter of 2015 from $57.1 million for the first quarter of 2014.

•	Net income was $7.9 million, or $0.15 per diluted share, for the first quarter of 2015 compared to $7.8 million, or $0.15 per diluted share, for the first quarter of 2014.

•	Non-GAAP Adjusted EBITDAii increased 4% to $23.0 million for the first quarter of 2015 from $22.0 million for the first quarter of 2014.

•	Non-GAAP Adjusted Net Incomeii increased 11% to $11.9 million for the first quarter of 2015 from $10.8 million for the first quarter of 2014.

•	Non-GAAP Adjusted Earnings Per Shareii increased 10% to $0.22 for the first quarter of 2015 from $0.20 for the first quarter of 2014.

Key operating metrics as of March 31, 2015:iii

•	Assets under contract (“AUC”) were $1.003 trillion.

•	Assets under management (“AUM”) were $109.2 billion.

•	Members in Professional Management were over 869,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.0%iv and an estimated 13.1% had AUC been marked-to-market at the end of the first quarter 2015.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2014.

“In 2015, we are taking meaningful steps to strengthen our business by increasing our investment in several key areas we believe are most likely to increase enrollment and retention, and ultimately grow our assets under management,” said Larry Raffone, president and chief executive officer of Financial Engines. “We are focused on the plan participants we serve and working hard to deliver to them a great customer experience that we believe will help drive our top line growth and create long-term value for our stockholders.”

Review of Financial Results for the First Quarter of 2015

Revenue increased 14% to $74.9 million for the first quarter of 2015 from $65.9 million for the first quarter of 2014. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 17% to $66.6 million for the first quarter of 2015 from $57.1 million for the first quarter of 2014.

Costs and expenses increased 18% to $62.8 million for the first quarter of 2015 from $53.2 million for the first quarter of 2014. This was due primarily to increases in fees paid to plan providers for connectivity to plan and plan participant data, wages, benefits, and employer payroll taxes due primarily to increased headcount and higher compensation, and non-cash stock-based compensation.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 41% for the first quarter of 2015 compared to 39% for the first quarter of 2014.

Income from operations was $12.2 million for the first quarter of 2015 compared to $12.7 million for the first quarter of 2014. As a percentage of revenue, income from operations was 16% for the first quarter of 2015 compared to 19% for the first quarter of 2014.

Net income was $7.9 million, or $0.15 per diluted share, for the first quarter of 2015 compared to net income of $7.8 million, or $0.15 per diluted share, for the first quarter of 2014.

On a non-GAAP basis, Adjusted Net Incomeii was $11.9 million and Adjusted Earnings Per Shareii were $0.22 for the first quarter of 2015 compared to Adjusted Net Income of $10.8 million and Adjusted Earnings Per Share of $0.20 for the first quarter of 2014.

“During Q1, we crossed $1 trillion in retirement assets under contract,” said Ray Sims, chief financial officer of Financial Engines. “Our growth in assets under contract is largely driven by the robust plan sponsor adoption of our offering, and we are honored to be trusted by 617 employers to deliver independent, high quality retirement help to their plan participants.”

Assets Under Contract and Assets Under Management

AUC was $1.003 trillion as of March 31, 2015, an increase of 22% from $824 billion as of March 31, 2014, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $254 billion as of March 31, 2015, an increase of 81% from $140 billion as of March 31, 2014.

AUM increased by 19% year over year to $109.2 billion as of March 31, 2015, from $92.0 billion as of March 31, 2014. The increase in AUM was driven primarily by contributions, net new enrollment into the Professional Management service, and market performance.

In billions	Q2’14	Q3’14	Q4’14	Q1’15
AUM, Beginning of Period	$92.0	98.4	101.9	104.4
New Enrollment(1)	4.0	6.5	3.9	4.6
Voluntary Cancellations(2)	(1.2)	(1.5)	(2.6)	(1.9)
Involuntary Cancellations(3)	(1.4)	(1.2)	(1.9)	(1.6)
Contributions(4)	1.6	1.6	1.7	1.7
Market Movement and Other(5)	3.4	(1.9)	1.4	2.0

AUM, End of Period	$98.4	$101.9	$104.4	$109.2

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended March 31, 2015.

Aggregate Investment Style Exposure for Portfolios Under Management

As of March 31, 2015, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	2%
Bonds	27%
Domestic Equity	44%
International Equity	27%

Total	100%

Quarterly Dividend

On May 1, 2015, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on July 3, 2015 to stockholders of record as of the close of business on June 15, 2015.

Stock Repurchase Program

On November 5, 2014, Financial Engines’ Board of Directors approved a twelve month stock repurchase program under which the Company may buy up to $50 million of our common stock. During the first quarter of 2015, the Company purchased 275,000 shares for $11.3 million on the open market. When combined with prior purchases, the Company has bought a total of 555,000 shares for $20.5 million on the open market.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at May 1, 2015 levels, the Company estimates that its 2015 revenue will be in the range of $315 million and $321 million and 2015 non-GAAP adjusted EBITDA will be in the range of $97 million to $101 million.

Conference Call

The Company will host a conference call to discuss first quarter 2015 financial results today at 5:00 PM ET. Hosting the call will be Larry Raffone, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 348-6435, or for international callers, (412) 902-4238. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10063789. The replay will remain available until Friday, May 8, 2015, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across over 600 companies nationwide (including 146 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our plans to strengthen our business by increasing investment in key areas we believe are most likely to increase enrollment and retention, and ultimately grow our AUM, our focus on plan participants and the customer experience to help drive topline growth and create long-term value for our stockholders, Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook, benefits of our services, objectives and growth strategy, including our focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals in retirement and expanding the number of plan sponsors, investments in our services, our focus on taking advantage of our market opportunity, the benefits of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations. In addition, the timing and amount of future stock repurchases, if any, will be made as management deems appropriate and will depend on a variety of factors, including stock price, market conditions, corporate and regulatory requirements, and any additional constraints related to material inside information the Company may possess. Further, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2014, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or May 6, 2015 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	March 31,
	2014	2015
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,564	$116,180
Short-term investments	179,885	194,837
Accounts receivable, net	66,001	69,328
Prepaid expenses	3,763	3,489
Deferred tax assets	7,932	8,430
Other current assets	5,445	5,143

Total current assets	389,590	397,407
Property and equipment, net	20,723	19,576
Internal use software, net	6,421	6,469
Long-term deferred tax assets	6,844	6,843
Direct response advertising, net	8,202	7,473
Other assets	3,265	3,002

Total assets	$435,045	$440,770

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,678	$23,555
Accrued compensation	10,103	7,429
Deferred revenue	5,840	6,329
Dividend payable	3,113	3,627
Other current liabilities	1,161	1,177

Total current liabilities	41,895	42,117
Long-term deferred revenue	427	356
Long-term deferred rent	8,689	8,743
Non-current tax liabilities	3,672	3,847
Other liabilities	151	121

Total liabilities	54,834	55,184

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2014 and March 31, 2015; None issued or outstanding as of December 31, 2014 and March 31, 2015	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2014 and March 31, 2015; 52,224 and 52,394 shares issued and 51,944 and 51,839 shares outstanding as of December 31, 2014 and March 31, 2015, respectively	5	5
Additional paid-in capital	404,908	417,324
Treasury stock, at cost 280 shares and 555 shares as of December 31, 2014 and March 31, 2015, respectively	(9,182)	(20,498)
Accumulated deficit	(15,520)	(11,245)

Total stockholders’ equity	380,211	385,586

Total liabilities and stockholders’ equity	$435,045	$440,770

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended
	March 31,
	2014	2015
	(In thousands, except per share data)
Revenue:
Professional management	$57,069	$66,583
Platform	8,290	7,890
Other	518	473

Total revenue	65,877	74,946

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	25,978	30,891
Research and development	7,921	8,945
Sales and marketing	11,877	14,615
General and administrative	5,870	7,158
Amortization of internal use software	1,512	1,176

Total costs and expenses	53,158	62,785

Income from operations	12,719	12,161
Interest income, net	36	62
Other income, net	3	—

Income before income taxes	12,758	12,223
Income tax expense	4,941	4,322

Net and comprehensive income	$7,817	$7,901

Dividends declared per share of common stock	$0.06	$0.07
Net income per share attributable to holders of common stock
Basic	$0.15	$0.15
Diluted	$0.15	$0.15
Shares used to compute net income per share attributable to holders of common stock
Basic	51,100	51,923
Diluted	53,262	53,288

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2014	2015
	(In thousands)
Cash flows from operating activities:
Net income	$7,817	$7,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,116	1,457
Amortization of internal use software	1,425	1,099
Stock-based compensation	4,780	6,524
Amortization of deferred sales commissions	423	368
Amortization and impairment of direct response advertising	1,542	1,360
Amortization of premium (discount) on short-term investments	13	(64)
Provision for doubtful accounts	175	235
Deferred tax assets	1,629	(323)
Loss (gain) on fixed asset disposal	(8)	—
Excess tax benefit associated with stock-based compensation	(3,289)	(4,214)
Changes in operating assets and liabilities:
Accounts receivable	(663)	(3,563)
Prepaid expenses	(189)	274
Direct response advertising	(400)	(644)
Other assets	406	197
Accounts payable	4,676	6,412
Accrued compensation	(7,751)	(2,674)
Deferred revenue	(1,291)	417
Deferred rent	(152)	68

Net cash provided by operating activities	10,259	14,830

Cash flows from investing activities:
Purchase of property and equipment	(1,687)	(630)
Sale of property and equipment	8	—
Capitalization of internal use software	(938)	(1,132)
Purchases of short-term investments	(29,965)	(44,889)
Maturities of short-term investments	20,000	30,000

Net cash used in investing activities	(12,582)	(16,651)

Cash flows from financing activities:
Payments on capital lease obligations	(21)	(29)
Net share settlements for stock-based awards minimum tax withholdings	—	(282)
Excess tax benefit associated with stock-based compensation	3,289	4,214
Cash dividend payments	(2,540)	(3,113)
Repurchase of common stock	—	(11,316)
Proceeds from issuance of common stock	4,288	1,963

Net cash provided by (used in) financing activities	5,016	(8,563)

Net increase (decrease) in cash and cash equivalents	2,693	(10,384)
Cash and cash equivalents, beginning of period	126,003	126,564

Cash and cash equivalents, end of period	$128,696	$116,180

Supplemental cash flows information:
Income taxes paid, net of refunds	$188	$206
Interest paid	$3	$3
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$125	$—
Unpaid purchases of property and equipment	$83	$797
Capitalized stock-based compensation for internal use software	$67	$90
Capitalized stock-based compensation for direct response advertising	$9	$7
Dividends declared but not yet paid	$3,076	$3,627

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended
	March 31,
Non-GAAP Adjusted EBITDA	2014	2015
	(In thousands, unaudited)
Net income	$7,817	$7,901
Interest income, net	(36)	(62)
Income tax expense	4,941	4,322
Depreciation and amortization	1,116	1,457
Amortization of internal use software	1,425	1,099
Amortization and impairment of direct response advertising	1,542	1,360
Amortization of deferred sales commissions	423	368
Stock-based compensation	4,780	6,524

Non-GAAP Adjusted EBITDA	$22,008	$22,969

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended
	March 31,
Non-GAAP Adjusted Net Income	2014	2015
	(In thousands, except per share data, unaudited)
Net income	$7,817	$7,901
Stock-based compensation, net of tax (1)	2,954	4,032

Non-GAAP Adjusted Net Income	$10,771	$11,933

Non-GAAP Adjusted Earnings Per Share	$0.20	$0.22
Shares of common stock outstanding	51,100	51,923
Dilutive stock options, RSUs and PSUs	2,162	1,365

Non-GAAP adjusted common shares outstanding	53,262	53,288

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.